                                                                    Exhibit 99.2

     This edited transcript summarizes certain statements, questions and answers given on the United Rentals, Inc. conference call on February 26, 2002.

                                 UNITED RENTALS

             4th Quarter and Year End 2001 Investors Conference Call

                                February 26, 2002

     Operator:

     Good morning, ladies and gentlemen, and welcome to the United Rentals fourth quarter and year-end call. Please be advised that this call is being recorded.

     The statements in this conference call and the answers to your questions are intended to provide abbreviated and unofficial background information to assist you in your review of the Company's press releases and official SEC filings. Certain of these statements are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "on-track," or "anticipates," or the negatives thereof, or comparable terminology, or by discussions of strategy.

     The Company's business and operations are subject to a variety of risk and uncertainties and, consequently, actual results may materially differ from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited, to the following: unfavorable economic and industry conditions can reduce demand and prices for the company's products and services, governmental funding for highway and other construction projects may not reach expected levels, the company may not have access to capital that it may require, and the company may acquire other companies that have undiscovered liabilities or that are difficult to integrate.

     These risks and uncertainties as well as others are discussed in greater detail in the Company's filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10K and its subsequent quarterly reports on Form 10Q. The company makes no commitment to advise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

     Speaking today in Greenwich for United Rentals are Brad Jacobs, Chairman and Chief Executive Officer, Wayland Hicks, Vice Chairman and Chief Operating Officer, John Milne, President, Mike Nolan, Chief Financial Officer, and Fred Bratman, Vice President of Corporate Communications.

     I will now turn the call over to Mr. Jacobs. Mr. Jacobs, please go ahead.


Brad Jacobs:

     Thanks operator. Good morning everyone. Thanks for joining our quarterly conference call.

     Our performance in 2001 demonstrated the strength of our business in an economic downturn. We maintained total revenues basically flat. We increased same store rental revenues by 5.6%. We earned $1.56 a share -- two cents better than the First Call consensus. We added 300,000 new customers and grew our National Account revenues by more than 50%. Significantly, we generated $346 million in free cash flow from operations after capital expenditures of $497 million, and we paid down almost $250 million dollars of debt.

     For 2002, we're forecasting another essentially flat year. Our EPS target is about $1.95 and includes about 40 cents of expected benefit from the FAS 142 change in accounting for goodwill amortization. We agree with the consensus view that the economy is starting to improve and should continue to improve as the year goes on. But we're not yet convinced that substantial recovery will come soon enough for us to benefit very much this year.

     For 2003, the outlook is totally different. Our best estimate is that we should generate about $2.80 of EPS in 2003. We see the improvement in EPS as coming mainly from a return to higher same store rental revenue growth, our resumption of normalized levels of used equipment sales, and a reduction in interest expense as our debt levels decline. Actual results for the year will depend significantly on the extent and the timing of the recovery.

     In summary, in 2001 we showed that we can more than hold our own in a recession, and we're very well positioned to resume high revenue and EPS growth as the economy recovers.

     I'm now going to turn the call over to Mike to review the financials for the quarter and the year, and then to Wayland for a review of operations. We'll then open it up for questions.

Mike Nolan:

     Thanks Brad and good morning everyone. I'd like to take a few minutes to go through the financial results in more detail.

     During the fourth quarter, we recorded $704 million of revenues compared to $751 million in the fourth quarter of 2000. This decline primarily reflects a $53 million planned reduction in our used equipment sales. Our rental revenue for the quarter was up by $8.3 million year over year. Same store rental revenue growth was approximately 3%. Our gross margin declined to 34.9% from 36.0% in the year-ago quarter, primarily because of a decline in our rental utilization rates. SG&A expense for the quarter was down by $9.8 million year over year. This is the second consecutive quarter we've seen a year over year reduction in SG&A, an indication of the effectiveness of our cost cutting program. EBITDA for the quarter was $218 million, and diluted earnings per share was 34 cents.

     For the full year, total revenue was $2.89 billion, gross profit was $1.04 billion, operating income was $491 million, and EBITDA was $919 million. Net income before the special charges identified in the press release was $147 million, giving us diluted earnings per share before these special charges of $1.56.

     At December 31, we had assets of approximately $5.1 billion, $27 million of cash, and debt of $2.46 billion. The original cost of our rental fleet was approximately 3.6 billion, and the fleet had an average age of only 31 months. During the fourth quarter, we spent $60 million on capex compared to $173 million in the fourth quarter of 2000. For the full year, we spent $497 million on capex compared to $949 million for 2000.

     During 2001, we generated $697 million of cash from operations and $346 million of free cash flow after capital expenditures. We used $247 million of this cash flow to repay debt during the year. At December 31, we had $71 million drawn on our $750 million revolving credit facility and had $202 million outstanding on our $250 million accounts receivable securitization. Operating lease expense on rental equipment was $23 million for the quarter and $93 million for the full year. The original cost of rental equipment on operating leases was about $540 million at year end.

     Our credit statistics remain very strong. At year end, our net debt to EBITDA was 2.6 times, and our EBITDA to interest coverage for the year was
     3.8 times. During 2002, we expect interest coverage of 4.1 times, and we expect to finish the year with net debt to EBITDA of 2.4 times.

     For 2002, we expect revenue of $2.9 billion, EBITDA of $935 million, net income of $200 million and EPS of $1.95. The EPS estimate for 2002 includes 40 to 45 cents per share from the FAS 142 change in accounting for goodwill amortization. We expect to spend about $365 million to $395 million on purchases for the rental fleet and $40 million on non-rental cap ex. We should generate about $330 million to $350 million of free cash from operations and repay about $250 million of debt.

     With a rebound in the economy, we expect 2003 revenue to be $3.3 billion, with 10% growth in rental revenue and $350 million in used equipment sales. EBITDA should be about $1.1 billion, and net income should be about $300 million, for an EPS of $2.80. As Brad outlined earlier, the key drivers of this expected earnings growth are about 40 cents per share from the 10% increase in rental revenue growth, 35 cents a shares from a return to normalized used equipment sales, and 5 cents a share because of reduced interest expense on our lower debt levels. Finally, in 2003, we expect to spend about $850 million to $875 million on rental equipment purchases and $60 million on non-rental purchases, and we should generate about $100 million of free cash flow from operations.

     So in summary, while we certainly operated in a challenging business environment during 2001, we saw good same-store rental revenue growth, made good progress in reducing SG&A, and generated strong free cash flow. From a balance sheet perspective, we have lots of liquidity on our credit facilities, and for 2002, we remain focused on generating free cash flow to repay debt. In 2003, even with increased fleet purchases to meet anticipated customer demand, we think that we will still generate about $100 million of free cash flow.

     Now I'd like to pass the call over to Wayland to discuss operations.

Wayland Hicks:

     Thanks Mike.

     As Mike mentioned, we've been operating in a very challenging business environment throughout 2001. Our dollar utilization in the fourth quarter was down from 62.5% to 58.9% on a year over year basis. For the full year, our dollar utilization was 61.2% compared to 62.7% in 2000. That's not surprising given the softness in the economy and the effect it's having on the construction industry, particularly the commercial sector that represents a significant portion of our business. F.W. Dodge data for the fourth quarter indicates that construction was down 14% for hotels and motels, 6% for manufacturing plants, 19% for office and bank buildings, and 15% for warehouses. Reduced construction in the commercial sector was partially offset by increased institutional construction, particularly schools and hospitals.

     Given the relative weakness in the construction market, we felt very good about the 3% same store growth we posted in the fourth quarter, and the 5.6% growth we had for the full year. We're definitely benefiting from the shift in customer preference from owning to renting. We're also taking market share away from a number of our competitors. Our branches also did a good job holding the line on rates in this environment. Rental rates were down 1.1% during the fourth quarter and 0.8% for the full year.

     During the fourth quarter, 10.3% of our rental revenue, or $56 million, came from sharing equipment among branches. For the full year, 10.2% of our rental revenue, or $226 million, came from sharing equipment. We also permanently transferred $793 million of equipment among our branches to optimize utilization and avoid unnecessary capital expenditures. Our compensation plan is based on return on assets and encourages branches to both share and transfer equipment.

     Our order book for specialty traffic control services was up from $177 million at the end of 2000 to $199 million at the end of 2001.

     We added 449 customers to our National Account program in 2001. As Brad mentioned, our revenue for the year from this important customer base was up from 2000 by more than 50% to $372 million. We expect these customers to generate $450 million in revenues during 2002. Our National Accounts program continues to be very profitable and is one of the fastest growing parts of our business.

     Several more statistics on our operations: During the year, we improved our operating leverage by reducing our headcount by 721, net of acquisitions. We accomplished this in part by closing or consolidating 31 of our under-performing branches. We spent $54.7 million on additions to the fleet in the fourth quarter, and $450 million for the full year.

     Before closing my part of this call, let me talk for a minute about our merchandising business. Last year we generated about $175 million of merchandise revenue with 30.5% gross margins. Much of this revenue was generated by a relatively small number of our branches. We initiated an effort late last year to encourage all of our branches to be more aggressive in this area. We think that we will be able to more than double our merchandise revenue over the next two to three years.

     Operator, let's open up the call to questions, please.

     Operator: We'll take our first question from Joel Tiss with Lehman
     Brothers.

     Joel Tiss: Good morning. Could you please explain why your cost of equipment rentals in the quarter was up somewhat year over year.

     Mike Nolan: The primary reason is some extra labor cost that we carried in the quarter. We didn't want to lay off mechanics and other skilled personnel that we would have to rehire and retrain when the economy revives.

     Joel Tiss: Can you give a little sense of where you get your optimism for 2003?

     Brad Jacobs: First, moving to about 10% same store rental revenue growth from the 5.6% last year should contribute about 40 cents in additional EPS. Keep in mind that same store rental revenue growth was about 13% in 2000 and about 20% in 1999. So assuming the economy improves some moderate amount, to get to same store rental revenue growth of 10% is not an overly huge target.

     We expect to go from $150 million of used equipment sales in 2001 to $350 million in 2003. With margins not as strong as we've had in the past, but still relatively stable, that should add 35 cents to our bottom line.

     Finally, reduced interest expense should contribute 5 cents of EPS. Besides the $250 million of debt that we paid down over the course of 2001, we plan to pay down another roughly $250 million of debt this year. So the interest expense should be lower.

     Operator: We go next to Sarah Thompson with Lehman Brothers.


     Sarah Thompson: What factors do you look at when you decide when and how much to expand your fleet?


     Wayland Hicks: We primarily track current dollar and time utilization, and we then apply our judgment on where these numbers are trending. Ideally, we like to see full-year dollar utilization somewhat above 62% -- for 2002 we probably won't quite reach that figure. If utilization is above our targets, you really have two alternatives. You can increase pricing or you can bring in additional fleet.

     By the way, the 62% figure is a full year number - we typically peak at higher percentages, say 67-68%, in the third quarter. You obviously can't move your fleet up and down that quickly.

     Sarah Thompson: Can you comment about the proposed changes to national infrastructure spending?

     Wayland Hicks: President Bush had proposed to reduce TEA-21 spending by $8.6 billion from $31 billion down to $23.4 billion. There's a lot of pressure from different segments of the country that maintain that these cuts would significantly increase unemployment and are otherwise not healthy for the country. I heard estimates that anywhere from 100,000 up to 380,000 people would be put out of jobs if there was that kind of reduction in spending. A bill in the House of Representatives that has received rather widespread support would effectively restore $4.6 billion of these cutbacks. The Highway Trust Fund currently is operating with about $18 billion of funds in it. Three quarters of that has to be protected, but $4.6 billion could be transferred from the Fund to raise the level of spending. I think you're going to see a lot of negotiation going back and fourth. In short, we just have to watch this space.

     The effect of all this begins with the government's fiscal year in October of this year. So whatever happens should not affect us significantly in 2002.

     Operator: We go next to Alan Pavese, Credit Suisse First Boston.


     Alan Pavese: Could you give us some detail on used equipment sales?


     Wayland Hicks: As you know from Mike's comments, we have about $175 million of used equipment sales in our plan for 2002. That's up slightly from the $147 million in sales in 2001.

     Prices on used equipment sales were a little softer during the back half of last year. Our gross margin in the fourth quarter was about 36.6% on these sales, and we're planning for margins 2 to 3 points lower as we go through 2002. This may be a touch too conservative. My sense is that used equipment prices are stabilizing.

     Alan Pavese: What's your outlook on rental rates for this year?


     Wayland Hicks: I mentioned earlier that rental rates were down a little over 1% in the fourth quarter and a little under 1% for the full year. I think we'll continue to see softness in rental rates as we move through at least the first half of the year. For the full year, we're planning rates to be down in the area of another point or a point and a half. We don't see rental rates stabilizing and coming back up until the economy begins to pick up and construction is more active than it is right now.

     Brad Jacobs: To give you a slightly more long range view: In 1999 and 2000 demand was solid, but there was excessive supply because the industry was over-fleeted. Since 2000, the industry has de-fleeted -- we were the largest purchaser of fleet in the whole industry last year and still we spent less than half a billion dollars. Many of our competitors bought little or no new equipment and some actually reduced the size of their fleet by selling off under-utilized equipment. Now it's really not a question of excess supply, but sluggish demand. So we've got one half of the equation right, and we've got to wait until the demand comes back.

     Alan Pavese: How do you view used equipment sales as a management tool in relation to your utilization rates?

     Wayland Hicks: Utilization is the most prominent factor for our managers when they decide whether and when to sell equipment. They're compensated very heavily on ROA. So if they have excess fleet in their system, they're hurting their profit sharing. One rule of thumb, for example, that we use on this is that if we're getting less than 30% dollar utilization and 30% time utilization on a piece of equipment, we want to move it to another branch where there's demand for it, or sell it and get it out of the fleet.

     Alan Pavese: Could you give the break-out for the fourth quarter components of capital spending?

     Michael Nolan: Non-rental spending was about $5 million. We spent about $55 million for purchase of rental equipment, almost all replacement.

     Operator: We go next to Jason Voss with Davis Mutual Funds.

     Jason Voss: You mentioned that your debt to EBITDA ratio was 2.6 times, and your EBITDA to interest ratio was 3.8. That would imply roughly about a 10% interest rate which is slightly higher than last year's despite the fact that interest rates are slightly down.

     Could you talk about the source of the difference?

     Mike Nolan: Our average interest rate for the year was about 8%, down about a half a point from the prior year. The disparity comes about because we are cash flow negative in the first half of the year, roughly break even in the third quarter, and generate a majority of our annual cash flow in the fourth quarter. So you're seeing interest expense on an average debt level much higher than your year end debt balance.

     Operator: We'll go next to Carey Callaghan with Goldman Sachs.

     Carey Callaghan: Atlas Copco has reported a roughly 15% decline in rental revenues in the fourth quarter. Do you think this decline combined with the new management change at that organization will provoke any different strategy on their pricing? Similarly, do you see any impact on pricing from NES's acquiring Brambles?

     Brad Jacobs: Atlas Copco is a competitor that we respect a lot, but they did show a downturn in rental revenue growth in the fourth quarter and we showed an increase. This is a normal competitive environment. They're beating us up in a few places, and we're beating them up in a few places. Some of our other competitors aren't doing so well. There are a lot of different pieces to the puzzle, a lot of moving parts, and all aren't going to survive. But we don't see any beginning of a general meltdown in the industry as a whole.

     Now, what do we do when there is short-term weakness on rates in certain parts of the country because of what's going on in the competitive landscape? Or when a competitor for whatever other reason discounts rates below where we think the market is? We have a choice. We can either reduce the rate and keep the customer, but not a very profitable customer. Or we can let the customer go and transfer our fleet to other stores within a few hours' drive. And we in fact did over $200 million of revenue from sharing of equipment last year. We also permanently transferred about $793 million of fleet out of one district to other parts of the country. So this is a business of managing the fleet, first and foremost.

     Now, John, do you want to comment on NES's acquisition of Brambles?

     John Milne: I think that the acquisition could strengthen rates. Before the acquisition it was quite known in the industry that Brambles would be sold, and employees operated in that rather difficult environment for over a year. That situation was not conducive to pricing discipline. In short, we're happier competing against a Brambles under the long-term management of NES than a Brambles which was kind of going out of business.

     Carey Callaghan: GM this morning suggested that their business is going to be better going forward than people had anticipated. Are you seeing any pickup in the Midwest? Can you discuss other regional trends?

     Wayland Hicks: The Midwest was getting reasonably decent revenue growth in the fourth quarter. I think they'll do better when the auto industry comes back, and the steel industry follows the auto industry. These two industries have a fairly significant effect on us in the Midwest, particularly the northern central part of the Midwest.

     The West Coast continues to be slower for us. One area that's picked up a lot during the fourth quarter was the Gulf. We're getting literally double-digit revenue growth in the Gulf. And that's up substantially from where we've seen it previously.

     Operator: We'll go next to Paul Casino with Sumitomo Trust.

     Paul Casino: Could you please give us a break-down of your total debt?

     Mike Nolan: At year-end, we had outstanding $71 million on our revolving credit facility (down from $260 million at the end of the third quarter), $744 million on our senior term loan, $202 million on our accounts receivable securitization, $450 million on our senior unsecured notes, $952 million on our subordinated notes, and about $41 million of other debt.

     Paul Casino: Last quarter you announced that you wanted to age your fleet three months to 32 months for the fourth quarter. That 32 months is still basically below the industry average. How long do you plan to age your fleet for 2002?

     Wayland Hicks: We ended the year at 31 months. Our plan is to age the fleet up to 36 or 37 months as we go through the year, and ultimately to maintain the age at between 35 and 45 months. The number of equipment breakdowns that we have doesn't change very much until you get out past 45 months. The same goes for our non-warrantied maintenance costs - it's kind of a gradual slope up on a very linear basis as you move the age of the fleet even past 45 months.

     Operator: We go next to Barry Bannister with Legg Mason.

     Barry Bannister: How much of a warm weather reprieve did you get in the fourth quarter spilling over to the first quarter on the construction side? Because, when I look at the same store sales year ago comps, you were up against 5.5 a year ago, and you were up a few percent this quarter. In the first half of 2002 you're going to up against approximately 8% growth. Warm weather has got to be helping, but by how much?

     Brad Jacobs: We'll take all the warm weather we can get although it's hard to put a number on the impact. But in the end the warm weather is not going to get us out of recession. It's going to be a rebound in demand -- more construction activity, customers having more jobs. We've projected the first quarter to be down slightly, the second quarter flat, and then growth in the in the 4% to 5% range for the third and fourth quarters.

     Barry Bannister: What about pricing trends, especially for aerial?


     Wayland Hicks: Aerial continues to be the area that we're seeing the lowest level of pricing, similar to what we saw in the third quarter. Offsetting this is the very substantial revenue growth we're getting for our aerial equipment, as well as increased pre-tax income and EBITDA this past year. So the overall performance of this revenue stream is healthy even though rates are slightly lower.

     Barry Bannister: Could you give us the numbers on EBITDA to all fixed charges on an all-inclusive basis, including operating leases, leases on trucks, leases on store locations, just everything that you would ordinarily include into all fixed charges?

     Mike Nolan: I don't have that number handy, Barry. But our bank covenant calls for calculation of a ratio of (i) EBITA plus rentals to (ii) interest expense and rentals, and that's running about 1.9 times. The covenant restriction is at 1.75, and our projections take us up over 2 times for 2002.

     Barry Bannister: What is merchandising as a percentage of new equipment and other, which I understand includes some service revenue.

     Mike Nolan: If you were to look at our total breakout for 2001, merchandising accounted for about 33% of the financial statement line item "Sale of equipment and merchandise and other revenues."

     Operator: We go next to Suzanne Douglas with Deutsche Bank.

     Suzanne Douglas: You commented that the age of your fleet would probably be in the 36 to 37 month range at the end of this year. In the event we don't see a rebound in 2003, how much would you have to spend to keep your fleet from getting beyond the 35 to 45 month optimal level?

     Mike Nolan: Our net capex -- that's our capex net of the cash proceeds for the equipment we sell -- would be about $250 million to maintain a 37-month-old fleet. We have a rather even distribution of our fleet over a five to six year age profile, so that the $250 million maintenance number should continue to apply for the next couple of years. But you would have to increase it slightly if you were adding a lot of growth capital at the same time, because you would have a larger fleet.

     Suzanne Douglas: Are you seeing any attractive acquisition opportunities?


     Brad Jacobs: We did many acquisitions in the early stages of the company, but we bought only three companies in the last year. So obviously it hasn't been our recent focus. We're not going to do any acquisitions unless they make a lot of sense and improve our business. We look for acquisitions that are meaningfully accretive for earnings, that are structured not to over-leverage our balance sheet and that are at least neutral to our credit ratios. I don't know whether we'll be successful at getting acquisitions that satisfy these high hurdles. But we're going to keep trying.

     Interesting acquisition opportunities, particularly some medium-sized and larger ones, have been poking their heads up. We're going to be extremely disciplined. But we're going to continue to take a serious look at them, because size does matter in this industry. There are significant economies of scale. Nor are we anywhere near being done building up the heft of the company. We'll be creative and enthusiastic about seeing if there are opportunities to do large acquisitions on attractive terms.

     Operator: We go next to Robert Ryan with Bank of America Securities.

     Robert Ryan: What was your budget for 2001 National Accounts revenues as you headed into 2001?

     Wayland Hicks: When we started the year, we were expecting to get about $400 million of revenue. During the last conference call, I indicated that it would probably be closer to $350 million. We came in at $372 million, a little better than we had recently expected.

     Robert Ryan: What cash taxes did you pay for the year? And what were deferred tax liabilities at year end?

     Mike Nolan: We paid about $3 to $4 million -- our deferred taxes for the full year were about $101 million, and our P&L taxes were about $104 million. Our deferred tax liability at year end was $297 million.

     Robert Ryan: Could you please explain the difference between GAAP pretax income and IRS taxable income?

     Mike Nolan: The majority of the difference comes from our depreciation timing. For GAAP we depreciate our fleet straight line over an average now of about 7.45 years, whereas for taxes we use a five-year double-declining balance. Depreciation expense for GAAP purposes usually starts to become greater than depreciation for tax purposes in the third to fourth year. But if we continue to grow our fleet in the levels that we have grown it in the past, we'll continue to build up those deferred reserves. Cash taxes would finally exceed tax expense several years out, because you would have zero depreciation for taxes and you'd be using up 100% of your deferred taxes.

     Robert Ryan: What was the gross and net book value of the fleet at year end? What was the GAAP gross book value of the fleet?

     Mike Nolan: The original equipment cost of our fleet, including the fleet that's on operating leases, is $3.6 billion. The net book value of our fleet was $1.75 billion. I don't have the GAAP gross book value number with me here.

     Operator: We go next to Lisa Dacosta, Notwen Corporation.

     Lisa Dacosta: Going back to Sarah's question, how did highway or infrastructure construction help you in 2001 such that if there is a cutback in 2002 you'd feel some pain there?

     Brad Jacobs: It shouldn't hurt us in 2002. Most of our highway business has good visibility, long lead time, and you basically know the outlines of your book quite a bit in advance. A significant cutback probably wouldn't hurt us much in the first half of 2003. It would hurt us starting in the second half of 2003 and 2004.

     Lisa Dacosta: How much of the quarterly year over year increase in your cost of rentals was related to higher reserves for workman's compensation? And what are you anticipating in 2002?

     Mike Nolan: Our cost for workers' compensation was up about $3 million year over year. In our projections we expect those expenses to increase by about 20% to 25% in 2002.

     Operator: We go next to Steve Schweitzer with Shenkman Capital.

     Steve Schweitzer: It sounds like, based on your earlier comments, you're expecting the first quarter to be down in terms of revenue and EBITDA, the second quarter to be flat, and the third quarter and fourth quarter up. Is that safe to say?

     Mike Nolan: Yes, that's pretty much the way that we see the year rolling out.

     Steve Schweitzer: What debt level do you expect at the end of the first quarter?

     Mike Nolan: Probably about $100 million higher than at the end of the year.

     Steve Schweitzer: Did you guys buy back any stock either in the fourth quarter of 2001 or the first quarter of 2002?

     Mike Nolan: We didn't buy back stock during the fourth quarter. In the first quarter we've purchased about $23 million worth of stock.

     Operator: We'll take our next question from Stacey Devine with Deutsche
     Bank.

     Stacey Devine: Could you just give a breakdown of your customer base?

     Wayland Hicks: Roughly 48% of our customers are commercial, 15% are infrastructure, 27% are industrial, and 10% are homeowners.

     Stacey Devine: You closed 31 branches during the year. What is the revenue impact of these closures on 2002?

     Mike Nolan: The revenue impact will be in the area of $27 million to $28 million. With our seasonality, about 20% of the lost revenue will be reflected in the first quarter, and about 25% of the lost revenue will be reflected in the second quarter. The revenue impact of the branch closures will be behind us at the end of the second quarter.

     Operator: Our last question comes from Barry Bannister with Legg Mason.

     Barry Bannister: Can you explain the gross margin improvement in "new equipment and other" in the second, third and fourth quarters? What happens to this gross margin if the company achieves its goal of doubling merchandising revenues?

     Mike Nolan: These improvements reflect mainly a shift in mix of that line item. Our new equipment sales, as you would expect in a recession, declined year over year while our service and parts business has grown double-digit year over year. Service and parts business for 2001 had a margin of 34.8%. Our new equipment sales had a margin of about 18%. So it's really just a shift in the mix.

     Increasing merchandising revenues will also enhance the mix since our merchandising program had about a 33% margin in the fourth quarter and about a 30.5% margin for the full year. So, more merchandising revenues ought to raise the 27% overall margin on "new equipment and other" for 2002.

     Barry Bannister: Can you discuss the short position in the stock.

     Mike Nolan: From what we can tell from asking around, between 3 to 4 million shares of the short position is a hedge on our convertible preferred securities. We think the about 3 million to 4 million share balance should be naked shorts.

     Brad Jacobs: Thank you, everyone, for participating in the call. We look forward to seeing many of you tomorrow in New York and at other conferences and joining us for our next quarterly conference call. Thank you very much.


                                       END